Exhibit 99.2

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve.wold@atk.com

ATK Announces 5 Million Share Repurchase Authorization

Minneapolis, August 7, 2008 — Alliant Techsystems (NYSE: ATK) announced today that its board of directors has authorized the repurchase of up to 5 million shares of the company’s common stock. The shares may be purchased from time to time in open market, block purchase, or negotiated transactions, subject to compliance with applicable laws and regulations and the company’s debt covenants, depending upon market conditions and other factors. Additionally, the company’s board of directors authorized repurchases to be made under Rule 10b5-1 of the Securities Exchange Act of 1934.  Rule 10b5-1 allows a company to purchase its shares at times when it ordinarily would not be in the market because of self-imposed trading blackout periods, such as the time immediately preceding the company’s quarterly earnings releases.

The Board has determined that the repurchase program will serve primarily to offset dilution from the company’s employee and director benefit compensation program, but it may also be used for corporate and other purposes as determined by the Board.

ATK had 32.9 million common shares outstanding on June 29, 2008, the end of the company’s first quarter of fiscal year 2009.

ATK is a premier aerospace and defense company with more than 17,000 employees in 21 states and $4.5 billion in revenue.  News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those factors are decisions related to the possible repurchase of shares of stock.  ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.